Exhibit 10.297

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

I, GARY L. WADE, on behalf of myself and my heirs, executors, guardians, administrators, successors, and assigns, and each of them jointly and severally, have entered into this Separation Agreement and Release (“the Agreement”), on this 1st day of July 2011, with ADCARE HEALTH SYSTEMS, INC. on behalf of itself, its officers, directors, shareholders, employees, and agents (in their individual and representative capacities), and any parent companies, affiliates, predecessors, successors, subsidiaries, and other related companies, and each of them, jointly and severally (collectively, “ADK”, or “Company”), and we agree to be bound by the following terms and conditions:

1.                                               EFFECTIVE DATE OF SEPARATION. I have agreed that my separation will start on July 1, 2013 (the “Separation Date”) and I will continue to perform my duties as I have historically performed them for ADK up until July 1, 2011.

2.                                               SALARY CONTINUATION. I understand that in exchange for my promises made herein, ADK will pay me my salary and benefits through the Separation Date. Any accrued or unpaid vacation and sick pay will be paid to me upon the Separation (in accordance with Company policy). In addition, ADK will continue to treat me as an employee for pay and benefit purposes and to pay me my salary and benefits based on an annual salary of $190,000.00, plus my $35,000.00 expense allowance for an additional 24 months after the Separation Date, including health, life, accident, and other benefits as have been provided historically. The Company will provide me and any covered dependents information regarding my continuation coverage rights, but I understand and acknowledge that, as a result of my eligibility for Medicare I will not be able to elect continuation coverage rights for myself. I may, however, to the extent permitted by plan eligibility provisions or by law, be entitled to elect to continue to obtain supplemental coverage.

3.                                               NO REINSTATEMENT. I understand that by accepting this separation offer, I am not entitled to reemployment or reinstatement with ADK.

4.                                               RETURN OF PROPERTY. On or before the last day that I provide services for ADK, but no later than July 1, 2011, I will return all ADK property, including but not limited to originals and any and all duplicates (whether stored in paper, electronic, or other format) of documents, manuals, customer files, customer lists and contact information, laptops (except that I shall be permitted to keep the laptop that I am currently using after it has been inspected by the Company’s Information Technology Manager and that all company documents and software have been removed from it), keys, access cards, or other property belonging to ADK. Furthermore, ADK agrees to have Gary L. Wade’s name, image, facsimile or electronic signature, guarantee or other affiliations or commitments with ADK to be immediately released and returned to Gary L. Wade and to no longer use such items following the Separation Date.

5.                                 CONFIDENTIALITY AND NON-SOLICITATION. Additionally, I hereby agree that, without the express written consent of ADK ‘s Board, I will not directly or indirectly, for my personal benefit or on behalf of any other entity, firm, or person: (i) I will not at any time prior to June 30, 2012, call upon any client or customer of ADK or in any way solicit, divert or take away any client or customer of ADK: or (ii) prior to June 30, 2012, entice away or in any other manner persuade any employee or contractor to alter, modify or terminate their relationship with ADK. In the event I am contacted by any customer, I will advise them that I am no longer with ADK and I will direct them to such person or persons at ADK as are designated to me by ADK for such purposes. In addition, prior to working with or becomingan affiliate of any business that competes with ADK). I will obtain the written assurance of such potential employer that it will not solicit any client or customer of ADK prior to June 30, 2012, and I will notify ADK of my intention to accept employment from such potential employer. I understand and acknowledge that nothing in this provision relieves me of my ongoing obligation to never disclose any of ADK’s trade secrets or confidential proprietary information and I agree not to retain or use any of ADK’s documents or objects, or copy thereof. I understand and acknowledge that my breach of any of the foregoing obligations will result in ADK seeking injunctive relief against me, in addition to any relief for damages incurred by ADK, and that any such injunction or period of limitation will run from the time that a final judicial determination is made by a court of competent jurisdiction. I further understand and acknowledge that the Company will not be required to post a bond in order to obtain such injunctive relief if I breach these provisions.

6.                                               WAIVER. I hereby warrant that I have not filed any complaints, grievances, lawsuits, or other actions against ADK, and that I will not do so in the future with respect to any aspect of my employment by ADK or any other matter, whether known or unknown to me at the time of execution of this Agreement. Furthermore, ADK warrants that it has not filed any complaints, grievances, lawsuits, or other actions against Gary L. Wade, his heirs, executors, guardians, administrators or successors, and that ADK will not do so in the future with respect to any known aspect of Gary L. Wade’s employment at ADK. ADK agrees that it will not contest or otherwise prevent Gary L. Wade from pursuing unemployment compensation that may be available to him from time to time. ADK agrees to indemnify Gary L. Wade to the same extent that it is required to indemnify other officers of ADK for complaints, grievances, lawsuits, or other actions against Gary L. Wade, his heirs, executors, guardians, administrators or successors, that he may be named in as a result of his employment with ADK.

7.                                               RELEASE. I acquit, release, and forever discharge any right or claim, known or unknown, that I may have in connection with my employment with ADK, under any federal, state, local law, including, but not limited to, claims for back pay, severance pay, front pay, wages, personal time, benefits, commissions, attorney’s fees, costs, interest, damages, or with respect to any other matter whatsoever, unless ADK breaches its obligations pursuant to this Agreement. I understand and agree that this Agreement shall, to the extent permitted by law, bar each and every claim, demand, and cause of action specified herein, whether known to me at the time I execute this Agreement, including but not limited to a waiver of any and all rights or remedies which I had or may now have against ADK, its officers, directors, employees and affiliates under any federal, state, or local statute or law, including, but not limited to, Ohio Revised Code Chapter 4112; Title VII of the I 964 Civil Rights Act; the Age Discrimination in Employment Act; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Fair Labor Standards Act of 1938; the Family and Medical Leave Act of 1993; Ohio’s Workers’ Compensation Law; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the Consolidated Omnibus Budget & Reconciliation Act of 1986, and any statutory amendments.

8.                                                CONSIDERATION. My covenants and promises made in this Agreement are in consideration of the covenants and promises made hereunder by ADK, and I understand that I would not be entitled to these absent my agreement to abide by the terms and conditions of this Agreement.

9.                                               NON-DISCLOSURE. I agree that neither I nor any person acting at my direction or on my behalf will reveal the existence of this Agreement or any of it terms to any person, entity, or organization, except that I may do so with my spouse or tax preparer, or attorney and if used in any litigation or administrative proceeding I may be engaged with regarding ADK or as may be required by law.

10.                                        NON-DISPARAGEMENT. I agree not to speak or refer in any way to or regarding ADK, its officers, directors, agents, supervisors or employees in a disparaging or derogatory manner. Likewise, ADK through its officers, directors, agents, supervisors or employees agree not to speak or refer in any way to or regarding me in a disparaging or derogatory manner.

11.                                        DAMAGES, COSTS AND ATTORNEY’S FEES. In the event that I or any person, entity, or organization acting on my behalf breaches any of the promises made in this Agreement and ADK defends or pursues any charge, suit, complaint, claim, or grievance as a result thereof and provided that such breach results in either a final arbitration award or a final non-appealable judgment by a court having jurisdiction, I understand and acknowledge that I will be liable for all damages, attorneys’ fees, expenses, and costs incurred by ADK in defending or pursuing the same. In the event that ADK or its officers, agents, directors, supervisors or employees acting on its behalf breaches any of the promises made in this Agreement and Gary L. Wade or his designated representative defends or pursues any charge, suit, complaint, claim, or grievance as a result thereof and provided that such breach results in either a final non-appealable arbitration award or a final non-appealable judgment by a court having jurisdiction, ADK understand and acknowledges that it will be liable for all damages, attorneys’ fees, expenses, and costs incurred by Gary L. Wade in defending or pursuing the same.

12.                                        NON-ADMISSION. By entering into this Agreement, ADK does not admit to the violation of any federal, state, or local law, or common law, and any claimed breaches or violations are hereby specifically denied by ADK. Likewise, by entering into this Agreement, Gary L. Wade does not admit to the violation of any federal, state or local law, or common law, and any claimed breaches or violations are hereby specifically denied by Gary L. Wade.

13.                                        ACKNOWLEDGEMENT. Both ADK and Gary L. Wade have entered into this Agreement knowingly and voluntarily, in consideration for the foregoing promises and covenants.

14.                                        CHOICE OF LAW, JURISDICTION, AND VENUE. Any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction in Ohio, and shall be interpreted subject to the laws of the state of Ohio.

15.                                         REMEDIES FOR BREACH. I acknowledge that the covenants contained in this Agreement are independent covenants and that any failure by ADK to perform any of its obligations under this Agreement will not be a defense to enforcement of any other covenant contained herein, including, but not limited to, an action for a temporary or permanent injunction. I also acknowledge that damages in the event of a breach by me of this Agreement will be difficult if not impossible, to ascertain and it is therefore agreed that ADK, in addition to, and without limiting any other remedy or right it may have under this Agreement or at law, will have the right to an injunction enjoining any such breach. I further agree to reimburse ADK for all costs and expenses, including reasonable attorney’s fees, incurred by ADK because of any breach of these provisions by me, but only in the event that I willfully continue such breach or fail to cure the breach, following written notice thereof from ADK. I have carefully considered the nature and extent of the restrictions set forth in this Agreement, and hereby acknowledge in agreement, in light of my position with ADK, that in light of the information which I have regarding ADK, and the nature of the business of ADK, the restrictions are reasonable in time and territory, are designed to eliminate competition which would be unfair to ADK, are fully required to protect ADK’s legitimate interest, and does not confer a benefit upon ADK disproportionate to the detriment to me. In the event that I breach any of the agreements contained herein, then, in addition to any or other rights or remedies which ADK may have, ADK will have the right to an accounting and repayment of all profits and other benefits directly realized a result of such breach, collect any damages caused by such breach in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that they may have against me in order to prevent further injury to ADK as a result of such

16.                                        LEGAL NOTICE. I have been advised of the right to have twenty-one (21) days within which to review and consider this Agreement once it is delivered in final form, and have been advised of my right to consult with legal counsel at my expense. I understand that I am able to sign this Agreement in a shorter time than twenty-one (21) days if I choose to do so. I further acknowledge that I have entered into this Agreement voluntarily and of my own free will. I acknowledge my right to revoke this agreement within seven (7) days following execution thereof, by giving written notice thereof to ADK and delivering such notice to David A. Tenwick. In the event of such revocation, this Agreement shall become null and void, and no party hereto shall have any rights or obligations hereunder.

17.                                        ENTIRE AGREEMENT. The foregoing constitutes the entire agreement among the parties, and that there exists no other agreements (with the exception of the Employment Agreement dated Sept 1, 2008), oral or written, express or implied, relating to any matters covered by this Agreement, whether within the knowledge or contemplation of either of the Parties at the time of execution of this Agreement. This Agreement may only be changed in writing signed by all Parties hereto.

18.                                        BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective heirs, personal representatives, successors and assigns.

WHEREFORE, the Parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

ADCARE HEALTH SYSTEMS, INC.		EMPLOYEE

By:	/s/ David A. Tenwick	/s/ Gary L. Wade
Title:	Chairman	Gary L. Wade